SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 17, 2004

UNITED RENTALS, INC.

UNITED RENTALS (NORTH AMERICA), INC.

(Exact name of Registrants as Specified in their Charters)

Delaware	001-14387	06-1522496
Delaware	001-13663	06-1493538
(States or Other Jurisdictions of Incorporation)	(Commission file Numbers)	(IRS Employer Identification Nos.)

Five Greenwich Office Park, Greenwich, Connecticut	06830
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code (203) 622-3131

Item 5.	Other

On February 17, 2004, we issued a press release announcing the completion of our $2.1 billion refinancing. This press release is attached as exhibit 99.1 hereto. As part of the refinancing, we obtained a new senior secured credit facility and issued $375 million of 7% Senior Subordinated Notes Due 2014 and $1 billion of 6½% Senior Notes Due 2012 as described in the press release. Certain of the agreements relating to such credit facility and notes are attached as exhibits hereto.

Exhibits

4.1	Indenture dated as of January 28, 2004, among United Rentals (North America), Inc., the Guarantors named therein and The Bank of New York, as Trustee.

4.2	Indenture dated as of February 17, 2004, among United Rentals (North America), Inc., the Guarantors named therein and The Bank of New York, as Trustee.

4.3	Registration Rights Agreement dated as of January 28, 2004, among United Rentals (North America), Inc., the Guarantors named therein and the initial purchasers named therein.

4.4	Registration Rights Agreement dated as of February 17, 2004, among United Rentals (North America), Inc., the Guarantors named therein and the initial purchasers named therein.

10.1	Purchase Agreement dated January 23, 2004, relating to the initial sale by United Rentals (North America), Inc., of $375 million aggregate principal amount of 7% Senior Subordinated Notes Due 2014.

10.2	Amendment No.1 to Purchase Agreement dated January 27, 2004, relating to the initial sale by United Rentals (North America), Inc., of $375 million aggregate principal amount of 7% Senior Subordinated Notes Due 2014.

10.3	Purchase Agreement dated January 23, 2004, relating to the initial sale by United Rentals (North America), Inc., of $1 billion aggregate principal amount of 6½% Senior Notes Due 2012.

10.4	Amendment No.1 to Purchase Agreement dated February 13, 2004, relating to the initial sale by United Rentals (North America), Inc., of $1 billion aggregate principal amount of 6½% Senior Notes Due 2012.

10.5	Amended and Restated Credit Agreement dated as of February 13, 2004, among United Rentals, Inc., United Rentals (North America), Inc., United Rentals of Canada, Inc., United Rentals of Nova Scotia (No.1), ULC, the lenders party thereto, JPMorgan Chase Bank, as US Administrative Agent, and JPMorgan Chase Bank, Toronto Branch, as Canadian Administrative Agent.

99.1	Press release of United Rentals, Inc., dated February 17, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 23rd day of February, 2004.

UNITED RENTALS, INC.

By:	/s/ John N. Milne

Name: John N. Milne
Title: President and Chief Financial Officer

UNITED RENTALS (NORTH AMERICA), INC.

By:	/s/ John N. Milne

Name: John N. Milne
Title: President and Chief Financial Officer

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